                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                 USG CORPORATION
                                ----------------
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    903293405
                                 --------------
                                 (CUSIP Number)

                                December 31, 2004
                      (Date of Event Which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]      Rule 13d-1(b)
                  [ X ]      Rule 13d-1(c)
                  [   ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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
--------------------------------------------                                            ------------------------------------------
CUSIP No. 903293405                                             13G                     Page  2           of     9     Pages
          ------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           D. E. Shaw Laminar Portfolios, L.L.C. - (IRS Identification No. 01-0577802)
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                          (a) / /

                                                                                                                          (b) / /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY           0
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                      ----- ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            2,839,800
                      ----- ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                      ----- ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.6%
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

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
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CUSIP No. 903293405                                             13G                     Page  3           of     9     Pages
          ------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           D. E. Shaw & Co., L.P. - (IRS Identification No. 13-3695715)
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                    (a) / /

                                                                                                                    (b) / /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            2,839,800
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.6%
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA, PN
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT

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
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CUSIP No. 903293405                                             13G                     Page  4           of     9     Pages
          ------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           D. E. Shaw & Co., L.L.C. - (IRS Identification No. 13-3799946)
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                    (a) / /

                                                                                                                    (b) / /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            2,839,800
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.6%
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT


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

--------------------------------------------                                            ------------------------------------------
CUSIP No. 903293405                                             13G                     Page  5           of     9     Pages
          ------------------------------                                                     ------------    ---------
--------------------------------------------                                            ------------------------------------------

---------- -----------------------------------------------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David E. Shaw
---------- -----------------------------------------------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                    (a) / /

                                                                                                                    (b) / /

---------- -----------------------------------------------------------------------------------------------------------------------
        3  SEC USE ONLY
---------- -----------------------------------------------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ------------------------------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY            0
        OWNED
         BY
        EACH
      REPORTING
       PERSON
        WITH
                     ------ ------------------------------------------------------------------------------------------------------
                         6  SHARED VOTING POWER

                            2,839,800
                     ------ ------------------------------------------------------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,839,800
---------- -----------------------------------------------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           / /

---------- -----------------------------------------------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.6%
---------- -----------------------------------------------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- -----------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT


ITEM 1(A)                          NAME OF ISSUER:
                                   --------------

                                   USG Corporation

ITEM 1(B)                          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                                   -----------------------------------------------

                                   125 S. Franklin Street
                                   Department 188
                                   Chicago, IL  60606


ITEM 2(A)                          NAME OF PERSON FILING:

                                   D. E. Shaw Laminar Portfolios, L.L.C.
                                   D. E. Shaw & Co., L.P.
                                   D. E. Shaw & Co., L.L.C.
                                   David E. Shaw


ITEM 2(B)                          ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                                   The business address for all filers is:
                                   120 W. 45th Street, Tower 45, 39th Floor
                                   New York, NY 10036

ITEM 2(C)                          CITIZENSHIP:

                                   D. E. Shaw Laminar Portfolios, L.L.C. is a limited liability company organized under the laws of the state of Delaware.
                                   D. E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware.
                                   D. E. Shaw & Co., L.L.C. is a limited liability company organized under the laws of the state of Delaware.
                                   David E. Shaw is a citizen of the United States of America.

ITEM 2(D)                          TITLE OF CLASS OF SECURITIES:

                                   Common Stock, $0.10 par value (the "Shares")

ITEM 2(E)                          CUSIP NUMBER:

                                   903293405

ITEM 3                             Not Applicable

ITEM 4                             OWNERSHIP:


                                    As of the close of business on December 31, 2004:

                                    (a) Amount beneficially owned:

                                    D. E. Shaw Laminar Portfolios, L.L.C.:               2,839,800 Shares
                                    D. E. Shaw & Co., L.P.:                              2,839,800 Shares
                                    D. E. Shaw & Co., L.L.C.:                            2,839,800 Shares
                                    David E. Shaw:                                       2,839,800 Shares

                                    (b) Percent of class:

                                    D. E. Shaw Laminar Portfolios, L.L.C.:               6.6%
                                    D. E. Shaw & Co., L.P.:                              6.6%
                                    D. E. Shaw & Co., L.L.C.:                            6.6%
                                    David E. Shaw:                                       6.6%

                                    (c) Number of Shares to which the person has:

                                    (i) Sole power to vote or to direct the vote:

                                    D. E. Shaw Laminar Portfolios, L.L.C.:               -0-
                                    D. E. Shaw & Co., L.P.:                              -0-
                                    D. E. Shaw & Co., L.L.C.:                            -0-
                                    David E. Shaw:                                       -0-

                                    (ii) Shared power to vote or to direct the vote:
                                    D. E. Shaw Laminar Portfolios, L.L.C.:               2,839,800 Shares
                                    D. E. Shaw & Co., L.P.:                              2,839,800 Shares
                                    D. E. Shaw & Co., L.L.C.:                            2,839,800 Shares
                                    David E. Shaw:                                       2,839,800 Shares

                                    (i) Sole power to dispose or to direct the disposition of:

                                    D. E. Shaw Laminar Portfolios, L.L.C.:             -0-
                                    D. E. Shaw & Co., L.P.:                            -0-
                                    D. E. Shaw & Co., L.L.C.:                          -0-
                                    David E. Shaw:                                     -0-

                                    (ii) Shared power to dispose or to direct the disposition of:

                                    D. E. Shaw Laminar Portfolios, L.L.C.:             2,839,800 Shares
                                    D. E. Shaw & Co., L.P.:                            2,839,800 Shares
                                    D. E. Shaw & Co., L.L.C.:                          2,839,800 Shares
                                    David E. Shaw:                                     2,839,800 Shares

                                    David Shaw does not own any Shares directly.  By virtue of David Shaw's position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C., and by virtue of David
                                    Shaw's position as President and sole shareholder of D. E. Shaw & Co. II,
                                    Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C., David Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 2,839,800 Shares owned by D. E. Shaw Laminar Portfolios, L.L.C., constituting 6.6% of the outstanding Shares and, therefore, David Shaw may be deemed to be the beneficial owner of such Shares.  David Shaw disclaims beneficial ownership of such 2,839,800 Shares.


ITEM 5                              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6                              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                    Not Applicable

ITEM 7                              IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                                    REPORTED ON BY THE PARENT HOLDING COMPANY:

                                    Not Applicable

ITEM 8                              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                    Not Applicable

ITEM 9                              NOTICE OF DISSOLUTION OF GROUP:

                                    Not Applicable

ITEM 10                             CERTIFICATION:

                                    By signing below, each of D. E. Shaw Laminar Portfolios, L.L.C., D. E. Shaw &
                                    Co., L.P., D. E. Shaw & Co., L.L.C., and David Shaw certify that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct. Powers of Attorney, dated February 24, 2004 granted by David E. Shaw in favor of Stuart Steckler, are attached hereto.


Dated:  February 14, 2005



                                       D. E. Shaw Laminar Portfolios, L.L.C.

                                       By: D. E. Shaw & Co., L.L.C., as
                                       managing member

                                             By:/s/ Stuart Steckler
                                                -------------------
                                                  Stuart Steckler
                                                  Managing Director


                                       D. E. Shaw & Co., L.P.

                                       By: /s/ Stuart Steckler
                                           -------------------
                                             Stuart Steckler
                                             Managing Director


                                       D. E. Shaw & Co., L.L.C.

                                       By: /s/ Stuart Steckler
                                           -------------------
                                             Stuart Steckler
                                             Managing Director


                                       David E. Shaw

                                       By: /s/ Stuart Steckler
                                           -------------------
                                            Stuart Steckler
                                            Attorney-in-Fact for David E. Shaw

                                    EXHIBIT 1

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:


         Anne Dinning,

         Julius Gaudio,

         Lou Salkind,

         Stuart Steckler, and

         Eric Wepsic,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co., Inc. (acting for itself or as the general partner of D. E. Shaw & Co., L. P. and general partner or managing member of other entities, any which in turn may be acting for itself or other entities) all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F, and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution, delivery, furnishing, and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on February 5, 2001, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: February 24, 2004

DAVID E. SHAW, as President of
D. E. Shaw & Co., Inc.
/s/David E. Shaw
New York, New York

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:

         Anne Dinning,

         Julius Gaudio,

         Lou Salkind,

         Stuart Steckler, and

         Eric Wepsic,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co. II, Inc. (acting for itself and as the managing member of D. E. Shaw & Co., L.L.C., which in turn may be acting for itself or as the managing member of other companies) all documents, certificates, instruments, statement, other filings and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on February 5, 2001, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date:  February 24, 2004

DAVID E. SHAW, as President of
D. E. Shaw & Co. II, Inc.
/s/David E. Shaw
New York, New York